EXHIBIT 99.1

Joel P. Moskowitz	Phil Bourdillon/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421 ext. 8261	(310) 208-2550

CERADYNE, INC. PROVIDES XSAPI/ESAPI CLARIFICATION

Costa Mesa, CA. – September 10, 2008 – Ceradyne, Inc. (Nasdaq: CRDN) announced that it is aware of a protest filed with the Government Accounting Office by a bidder on the anticipated multi-year XSAPI/ESAPI contract. The referenced award will be delayed unless the Army overrides the protest on urgent and compelling grounds. If the protest is not overridden, the award would most likely be delayed, resulting in lower shipments and earnings in Q4 2008 for Ceradyne.

Ceradyne understands that various government officials and interested politicians believe the award should not be further delayed because of the protest.

On July 25, 2008, the Company provided the following guidance for 2008: Sales range from $740 million to $750 million and earnings range from $4.70 to $4.80 per diluted share.

Based on the above information, the Company is providing revised 2008 guidance.

•	Sales range from $710 million to $750 million

•	Earnings range from $4.25 to $4.80 per diluted share.

The lower end of the sales and earnings range assumes that an XSAPI award would be made to Ceradyne late 2008 with only one month of XSAPI shipments in Q4 2008.

Note: The earnings range does not include the effect of the estimated $10 million pre-tax charge in third quarter 2008 related to the SemEquip acquisition.

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2007 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

###